Paramount Gold and Silver Announces Pricing of Common Stock Offering

OTTAWA, ONTARIO (OCTOBER 8, 2009) PARAMOUNT GOLD AND SILVER CORP. (NYSE Amex: PZG) (TSX: PZG) (Frankfurt: P6G) (the “Company” or “Paramount”), a precious metals exploration company, is pleased to announce the pricing of its previously announced public offering of 16 million shares of its common stock pursuant to the Company’s shelf registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) and a shelf prospectus filed with the Ontario Securities Commission. The Company has agreed to sell the shares at a price of US$1.25 per share and has granted the underwriters a 30-day option to purchase up to 2.4 million additional shares of common stock to cover over-allotments, if any.

Proceeds to the company from the offering, net of commissions and expenses, are expected to be approximately US$18.7 million (assuming the underwriters’ over-allotment option is not exercised). The offering is expected to close on October 15, 2009.

Paramount intends to use the net proceeds of the offering for exploration of its San Miguel project, for newly acquired projects in the Palmarejo mining district, for the acquisition and exploration of new precious metals projects, if any, and for general corporate purposes.

FCMI Financial Corporation, a Toronto based corporation controlled by Albert D. Friedberg and the Company’s largest stockholder, is purchasing shares of common stock in the offering.

Dahlman Rose & Company, LLC is acting as book-running manager for the offering and Blackmont Capital Inc. is acting as joint lead-manager for the offering.

The offering is being made by way of a registration statement, which has been declared effective by the SEC, a base shelf prospectus and a prospectus supplement, each of which has been filed with the SEC and the Ontario Securities Commission. A copy of the final prospectus supplement including the base prospectus relating to the offering may be obtained by accessing the SEC website, www.sec.gov, by accessing the website maintained by the Canadian securities regulatory authorities, SEDAR, at www.sedar.com, or by contacting the underwriters, in the United States, c/o Dahlman Rose & Company LLC, Attn: Prospectus Dept., 142 West 57th Street – 18th Floor, New York, NY 10019, phone: 212-702-4521, fax: 212-920-2945, email: ecm@dahlmanrose.com, and in Canada, c/o Blackmont Capital Inc., Attn: Equity Capital Markets, 900 – 181 Bay Street, Toronto, Ontario, M5J 2T3, phone: 416-864-2082, fax: 416-864-9151, email: ecm@blackmont.com.

In accordance with Multilateral Instrument 61-101 of the Canadian Securities Administrators, given that the offering is scheduled to close within two weeks of the date upon which the offering was first announced, it is necessary that the material change report to be filed in the Province of Ontario be filed within 21 days of the date of closing of the offering.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement, the base prospectus or the Company’s shelf registration statement.

Cautionary “Safe Harbor” Statement under Applicable Securities Laws

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding the closing of the offering, the expected net proceeds from the offering and the anticipated use of proceeds. Factors that could cause actual results to differ materially from projections or estimates include, among others, precious metals prices, economic and market conditions, as well as other factors described in our Annual Report on Form 10-K for the year ended June 30, 2009 and other filings with the SEC. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

ABOUT PARAMOUNT GOLD AND SILVER CORP.

Paramount Gold and Silver Corp. is a precious metals exploration company listed on the Toronto Stock Exchange and the NYSE Amex under the symbol "PZG", and on the Frankfurt Exchange under the symbol “P6G”.

Paramount holds a 100% interest in the San Miguel Project and has completed 47,560 meters of diamond drilling on 213 holes and 3,743 meters of exploration trenching at San Miguel since the summer of 2006. Paramount has recently expanded its land holdings by acquiring a 100% interest in the Temoris Project from Garibaldi Resources Corp., a land package of over 54,000 hectares. Paramount's land package now includes most of the ground surrounding Coeur d'Alene Mines (NYSE:CDE) Palmarejo Mine project and is in excess of 180,000 hectares.

Contacts:
Paramount Gold and Silver Corp.
Christopher Crupi, CEO
Larry Segerstrom, COO
Chris Theodossiou, Investor Relations
866-481-2233 / 613-226-9881